 AMERICAN GROWTH FUND, INC.
SEC FILE NUMBER 811-825
SUB-ITEM 77 K.
EXHIBIT A

Item 4. Changes in Registrant's Certifying Accountant

(a) Previous independent accountants

  (i) In response to the requirements of item 304(a) of regulation S-K the audit relationship between American Growth Fund, Inc., and KPMG LLP, KPMG LLP resigned on May 2, 2001.

  (ii) The reports of KPMG, LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

  (iii) The decision to change independent accountants was approved by the Registrant's board of directors.

  (iv) In connection with its audits for the two most recent fiscal years and through the interim period preceding the resignation, there have been no disagreements with KPMG, LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, with disagreements if not resolved to the satisfaction of KPMG, LLP would have caused them to make reference thereto in their report on the financial statements for such years.

  (v) During the two most recent fiscal years and through the interim period preceding the resignation, there have been no reportable events (as defined in Regulation S- K Item 304 (a) (1) (v)) with KPMG, LLP

  (vi) The Registrant has requested the KPMG, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. As copy of such letter, dated September 28, 2001, is filed as EXHIBIT B to this form N-SAR.

(a) New independent accountants

The Registrant engaged Fortner, Bayens, Levkulich and Co., P.C. as its new independent accountants as of July 8, 2001. During the two most recent fiscal years and through July 8, 2001, the Registrant has not consulted with Fortner, Bayens, Levkulich and Co., P. C. on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor, (as described in Regulation S-K Item 304 (a) (2))

American Growth Fund, Inc.
SEC File Number 811-825
Sub-Item 77.K.
Exhibit B

Securities and Exchange Commission
Washington, D.C. 20549

September 28, 2001

Ladies and Gentlemen:

We were previously principal accountants for American Growth Fund, Inc., and, under the date of September 1, 2000, we reported on the financial statements of American Growth Fund, Inc. as of and for the year ended July 31, 2000. On May 2, 2001, we resigned. We have read American Growth Fund, Inc.s statements contained in Form N-SAR SUB-ITEM 77K dated September 28, 2001, and we agree with such statements.

Very truly yours,

/S/ KPMG LLP
KPMG LLP

September 28, 2001